Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Total System Services, Inc.:

We consent to the use of our report dated February 21, 2019, with respect to the consolidated balance sheets of Total System Services, Inc. (the Company) as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”), incorporated herein by reference herein.

Our report dated February 21, 2019 contains an explanatory paragraph that states that as discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606 (ASC 606), Revenue from Contracts with Customers.

/s/ KPMG LLP

Atlanta, Georgia

September 17, 2019